Exhibit (l)

ROPES & GRAY LLP
PRUDENTIAL TOWER 800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

August 31, 2023

Eaton Vance Floating-Rate Opportunities Fund

c/o Eaton Vance Management

Two International Place

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel to Eaton Vance Floating-Rate Opportunities Fund (the “Fund”) in connection with the Registration Statement of the Fund (the “Registration Statement”) on Form N-2 under the Securities Act of 1933 (File No. 333-270521) and the Investment Company Act of 1940 (File No. 811-23855), each as amended, with respect to an unlimited number of its common shares of beneficial interest (the “Common Shares”).

In connection with this opinion, we have examined the Fund’s Amended and Restated Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts (the “Declaration of Trust”), and the Fund’s By-Laws (“By-Laws”), and are familiar with the actions taken by the Fund and its Board of Trustees in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion. In conducting such examinations, we have relied, without independent verification, upon certificates of officers of the Fund, public officials, and other appropriate persons.

The opinion expressed herein is limited to matters governed by the Securities Act of 1933 and the Investment Company Act of 1940, each as amended, and the rules and regulations promulgated thereunder (together, the “federal securities laws”), and the laws of The Commonwealth of Massachusetts. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States of America. To the extent that any opinion herein relates to matters governed by any laws other than the federal securities laws and/or the laws of The Commonwealth of Massachusetts, we have assumed that such laws are the same as the federal securities laws and/or the laws of The Commonwealth of Massachusetts in all relevant respects.

August 31, 2023

Based upon the foregoing, we are of the opinion that:

1.	The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

2.	The Common Shares have been duly authorized and, when issued and sold, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts, obligations, or affairs of the Fund. The By-Laws provide for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

The opinion expressed herein is solely for your benefit in connection with the Registration Statement and may not be relied on in any manner or for any purpose by any other person, nor may copies be furnished to any other person without our prior written consent, except that you may furnish copies hereof: (a) to your independent auditor and legal counsel; (b) to any federal or state authority having regulatory jurisdiction over you; (c) pursuant to order or legal process of any court or governmental agency; and (d) in connection with any legal action arising out of the offering of the Fund’s Common Shares as described in the Registration Statement. The opinion expressed in this letter is limited to the matter set forth in this letter, and no other opinion should be inferred beyond the matter expressly stated. The opinion expressed herein is given only as of the date hereof, and we undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason.

We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm as legal counsel for the Fund in the Registration Statement.

Very truly yours

/s/ Ropes & Gray LLP
Ropes & Gray LLP